CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment # 585 to the Registration Statement on Form N-1A of Professionally Managed Portfolios and to the use of our reports dated May 29, 2014 on the financial statements and financial highlights of Hodges Fund, Hodges Small Cap Fund, Hodges Blue Chip 25 Fund, Hodges Equity Income Fund, Hodges Pure Contrarian Fund, Hodges Small Intrinsic Value Fund, and Hodges Small-Mid Cap Fund each a series of Professionally Managed Portfolios.   Such financial statements and financial highlights appear in the 2014 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT WELLER & BAKER

Philadelphia, Pennsylvania
July 29, 2014